Exhibit 99.1

P.O. Box 25099 Richmond, VA 23260 • phone: (804) 359-9311 • fax (804) 254-3594

PRESS RELEASE

CONTACT		RELEASE
Karen M. L. Whelan		Immediate
Phone:	(804) 359-9311
Fax:	(804) 254-3594
Email:	investor@universalleaf.com

Universal Corporation’s Hartwell H. Roper to Retire as CFO.

David C. Moore Named Successor.

Richmond, VA, December 11, 2007 / PRNEWSWIRE

Hartwell H. Roper, Vice President and Chief Financial Officer of Universal Corporation, has announced his plans to retire effective August 31, 2008. The Board of Directors has elected David C. Moore, currently Vice President and Chief Administrative Officer, to succeed Mr. Roper as Chief Financial Officer as of September 1, 2008.

Mr. Moore has been with Universal since 1978, and began his career in the areas of finance and international operations. He served the company in assignments of increasing complexity and responsibility, which included oversight of the company’s European offices from 1999 to 2005, and became Vice President and Chief Administrative Officer of Universal Corporation in April 2006.

Mr. Roper joined Universal in 1974. He became Vice President and Controller of the predecessor company in 1985 and Vice President and Chief Financial Officer of Universal Corporation in 1992.

Mr. Roper said, “I have spent over 33 years with Universal in a very fulfilling career. I have had the privilege of working with talented and principled colleagues from all over the world. David Moore is a Universal veteran with excellent knowledge of our operations and strong relationships throughout the company. He is a proven leader. I will retire with full confidence in David and his team.”

Mr. Moore noted, “I am honored to be selected by our Board of Directors. I have worked closely with Hart Roper for many years, and I am pleased to take on the challenging role of Chief Financial Officer. Hart has built a strong team of loyal, dedicated professionals. With their support, I am confident that we can meet the demands of our future.”

Additional information

Headquartered in Richmond, Virginia, Universal Corporation is one of the world’s leading tobacco merchants and processors and conducts business in more than 35 countries. Its revenues from continuing operations for the fiscal year ended March 31, 2007, were $2.0 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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